Exhibit 21

Certain subsidiaries of Walgreens Boots Alliance, Inc. as of August 31, 2022 and their respective state of incorporation or organization are listed below. The names of certain other subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute, as of August 31, 2022, a “significant subsidiary” as that term is defined in Rule 1-02(w) of Regulation S-X.

Name	State or Country of Incorporation
Village Practice Management Company, LLC	Delaware
Walgreen Co.	Illinois
Walgreen Investments Co	Delaware
Walgreen National Corporation	Illinois
Walgreens Boots Alliance Holdings LLC	Delaware
WBA US 1 Co.	Delaware
Walgreens Arizona Drug Co.	Arizona
Walgreens Specialty Pharmacy, LLC	Delaware
WBA Investments, Inc.	Delaware
Bond Drug Company of Illinois, LLC	Illinois
Walgreen Eastern Co., Inc.	New York
Duane Reade	New York
Boots Management Services Limited	England & Wales
Ontario Acquisitions FX Inter Limited	England & Wales
Superior Acquisitions Limited	England & Wales
Superior Holdings Limited	England & Wales
Walgreens Boots Alliance Limited	England & Wales
Walgreens Boots Alliance UK 3 Limited	England & Wales
Walgreens Boots Alliance UK 4 Limited	England & Wales
WBA Acquisitions UK Holdco 7 Limited	England & Wales
WBA Financial Limited	England & Wales
WBA Financial Services Limited	England & Wales
WBA International Limited	England & Wales
WBAD Holdings 2 Limited	England & Wales
WBAD Holdings Limited	England & Wales
Boots UK Limited	England & Wales
Alliance Boots Holdings Limited	England & Wales
The Boots Company PLC	England & Wales
Boots Retail (Ireland) Limited	Ireland
Superior Luxco 3 S.à r.l.	Luxembourg
Walgreen International S.à r.l.	Luxembourg
WBA Luxembourg 3 S.à.r.l.	Luxembourg
WBA Luxembourg 6 S.à r.l.	Luxembourg
WBA Luxembourg 7 S.à.r.l.	Luxembourg
WBA Jersey Limited	Jersey
Superior Pte. Limited	Singapore
Farnacias Benavides S.A.B. de C.V.	Mexico